Exhibit 16.1

DLL CPAs, LLC

201 West Charlton Street

Savannah, GA 31401

July 28, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:   Leo Motors, Inc.

We have read the statements made by Leo Motors, Inc. in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ DLL CPAS LLC